KNOLL

Knoll Announces 10b5-1 Plan

EAST GREENVILLE, PA -- June 1, 2006--Knoll, Inc. (NYSE:KNL) announced today that it adopted a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 on May 31, 2006 (the "Company 10b5-1 Plan") to facilitate repurchases during the months of June and July 2006 under its $50,000,000 share repurchase plan announced in February 2006 (the "Share Repurchase Plan"). Under the Company 10b5-1 Plan, Bank of America Securities LLC will have the authority to repurchase up to an aggregate of $10,000,000 worth of Knoll common stock on behalf of the Company during June and July of 2006. The Company 10b5-1 Plan does not require that any shares be purchased, and there can be no assurance that any shares will be purchased. Purchases may be made under the Company 10b5-1 Plan beginning June 1, 2006. The Share Repurchase Plan will continue to be in effect following the expiration of the Company 10b5-1 Plan, which expires on the earlier of July 28, 2006 or the date on which purchases are completed.

As of May 31, 2006, the Company has repurchased 167,500 shares for $3,279,381 under the Share Repurchase Plan.

A 10b5-1 plan allows the Company to repurchase shares at times when it would ordinarily not be in the market because of the Company's trading policies or the possession of material non-public information.

Certain statements in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. The words "believe," "expect," "anticipate," "estimate," "guidance," "target" and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Headquartered in East Greenville, Pennsylvania, Knoll, a leading designer and manufacturer of branded office furniture products and textiles, serves clients worldwide. Our commitment to innovation and modern design has yielded a comprehensive portfolio of products designed to provide enduring value and help clients shape their workplaces with imagination and vision. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

CONTACT: Investors: Barry L. McCabe, Senior Vice President and Chief Financial Officer of Knoll, Inc., +1-215-679-1301, or bmccabe@knoll.com , or Media: David E. Bright, Vice President, Communications of Knoll, Inc., +1-212-343-4135, or dbright@knoll.com